New Perspective Fund
March 31, 2016
Because the electronic format for filing Form N-SAR does not provide adequate space for responding to
Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2,
complete answers are as follows:
Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period
Share Class	Total Income Dividends (000's omitted)
Class A	$254,296
Class F-1	$9,524
Class F-2	$27,673
Total	$291,493
Class 529-A	$9,633
Class 529-E	$272
Class 529-F-1	$560
Class R-2*	$-
Class R-2E	$11
Class R-3	$5,937
Class R-4	$11,934
Class R-5	$14,733
Class R-5E*	$-
Class R-6	$88,493
Total	$131,573
Item 73 A1 and 73A2
Distributions per share for which record date passed during the period
Share Class	Dividends from Net Investment Income
Class A	$0.2600
Class F-1	$0.2500
Class F-2	$0.3500
Class 529-A	$0.2300
Class 529-E	$0.1400
Class 529-F-1	$0.3100
Class R-2E	$0.3700
Class R-3	$0.1300
Class R-4	$0.2400
Class R-5	$0.3600
Class R-5E	$0.3900
Class R-6	$0.3800
Item 74U1 and 74U2
Number of shares outstanding
Share Class	Shares Outstanding (000's omitted)
Class A	1,025,592
Class B	2,037
Class C	40,908
Class F-1	41,576
Class F-2	93,215
Total	1,203,328
Class 529-A	45,115
Class 529-B	308
Class 529-C	10,186
Class 529-E	2,109
Class 529-F-1	2,007
Class R-1	2,790
Class R-2	15,914
Class R-2E	126
Class R-3	46,637
Class R-4	51,321
Class R-5	44,526
Class R-5E*	-
Class R-6	234,788
Total	455,827
Item 74V1 and 74V2
Net asset value per share (to nearest cent)
Share Class	Net Asset Value Per Share
Class A	$35.13
Class B	$34.65
Class C	$33.92
Class F-1	$34.93
Class F-2	$35.06
Class 529-A	$34.76
Class 529-B	$34.22
Class 529-C	$33.87
Class 529-E	$34.44
Class 529-F-1	$34.70
Class R-1	$33.66
Class R-2	$33.96
Class R-2E	$34.83
Class R-3	$34.39
Class R-4	$34.69
Class R-5	$35.11
Class R-5E	$35.02
Class R-6	$35.16
* Amount less than one thousand